Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $1.98; LITIGATION PROVISIONS REDUCED EARNINGS PER COMMON SHARE BY $2.77

NEW YORK, July 16, 2015 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $9.07 billion, net earnings of $1.05 billion and diluted earnings per common share of $1.98 for the second quarter ended June 30, 2015. Annualized return on average common shareholders’ equity (ROE) (1) was 4.8% for the second quarter of 2015 and 9.7% for the first half of 2015.

During the quarter, the firm recorded $1.45 billion in net provisions for mortgage-related litigation and regulatory matters. These provisions reduced diluted earnings per common share for the second quarter of 2015 by $2.77, and reduced annualized ROE for the second quarter of 2015 and the first half of 2015 by 6.7 and 3.4 percentage points, respectively.

Highlights

•	Goldman Sachs reported its highest first half net revenues in five years, reflecting record first half results in Investment Banking and Investment Management.

•

The firm ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date, and also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (2)

•	Investment Banking produced net revenues of $2.02 billion, reflecting the second highest quarterly performance in Underwriting and strong net revenues in Financial Advisory.

•	Investment Management generated strong net revenues of $1.65 billion, its second highest quarterly performance, as assets under supervision (3) increased to a record level.

•	Equities net revenues were $4.32 billion for the first half of 2015, its highest first half performance in six years.

•

Book value per common share and tangible book value per common share (4) of $169.33 and $160.11, respectively, were both essentially unchanged compared with the end of the first quarter of 2015 and 4% higher compared with the end of 2014, despite the net provisions for mortgage-related litigation and regulatory matters recorded during the quarter.

•

The firm continues to maintain strong capital ratios and liquidity. As of June 30, 2015, the firm’s Common Equity Tier 1 ratio (5) as computed in accordance with both the Standardized approach and the Basel III Advanced approach was 11.8% (6) and 12.5% (6), respectively. In addition, the firm’s global core liquid assets (3) were $189 billion (6) as of June 30, 2015.

“We are pleased with our performance for the quarter,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “While uncertainty in the EU weighed on investors’ level of conviction, many of our businesses continued to benefit from generally improving economic conditions and healthy client activity.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $2.02 billion for the second quarter of 2015, 13% higher than the second quarter of 2014 and 6% higher than the first quarter of 2015. Net revenues in Financial Advisory were $821 million, 62% higher than the second quarter of 2014, reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $1.20 billion, 6% lower than record results in the second quarter of 2014, due to lower net revenues in debt underwriting, reflecting lower leveraged finance activity. Net revenues in equity underwriting were higher, including an increase in net revenues from secondary offerings. The firm’s investment banking transaction backlog decreased slightly compared with the end of the first quarter of 2015, but was higher compared with the end of the second quarter of 2014. (7)

Institutional Client Services

Net revenues in Institutional Client Services were $3.60 billion for the second quarter of 2015, 6% lower than the second quarter of 2014 and 34% lower than the first quarter of 2015.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.60 billion for the second quarter of 2015, 28% lower than the second quarter of 2014. Although net revenues in interest rate products were significantly higher compared with the second quarter of 2014, this increase was more than offset by significantly lower net revenues in credit products and, to a lesser extent, mortgages and currencies. Net revenues in commodities were also lower. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by lower levels of client activity and less favorable market-making conditions compared with the first quarter of 2015.

Net revenues in Equities were $2.00 billion for the second quarter of 2015, 24% higher than the second quarter of 2014, primarily due to significantly higher net revenues in equities client execution. Net revenues in both derivatives and cash products were significantly higher compared with the second quarter of 2014, primarily reflecting increased activity in Europe and Asia. In addition, securities services net revenues were higher, reflecting the impact of higher average customer balances. Commissions and fees were slightly higher compared with the second quarter of 2014. During the quarter, Equities operated in an environment generally characterized by continued strong client activity levels.

The fair value net gain attributable to the impact of changes in the firm’s credit spreads on borrowings was $185 million ($153 million and $32 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the second quarter of 2015, compared with a net loss of $19 million (substantially all related to equities client execution) for the second quarter of 2014.

Investing & Lending

Net revenues in Investing & Lending (8) were $1.80 billion for the second quarter of 2015, 13% lower than the second quarter of 2014 and 8% higher than the first quarter of 2015. The decline in net revenues compared with the second quarter of 2014 was primarily due to lower net revenues from investments in equities, as a decrease in net gains from private equities was partially offset by an increase in net gains from public equities. Results for the second quarter of 2015 included net revenues of $1.25 billion from investments in equities, primarily reflecting strong corporate performance and company-specific events in private equities, and net gains in public equities. In addition, net revenues from debt securities and loans of $547 million included net gains and net interest income.

Investment Management

Net revenues in Investment Management were $1.65 billion for the second quarter of 2015, 14% higher than the second quarter of 2014 and 4% higher than the first quarter of 2015. The increase in net revenues compared with the second quarter of 2014 was due to significantly higher incentive fees, as well as higher management and other fees and transaction revenues. During the quarter, total assets under supervision (3) increased $5 billion to $1.18 trillion. Long-term assets under supervision increased $11 billion, including net inflows of $14 billion and net market depreciation of $3 billion, both primarily in fixed income assets. Liquidity products decreased $6 billion.

Expenses

Operating expenses were $7.34 billion for the second quarter of 2015, 16% higher than the second quarter of 2014 and 10% higher than the first quarter of 2015.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.81 billion for the second quarter of 2015, 3% lower than the second quarter of 2014. The ratio of compensation and benefits to net revenues for the first half of 2015 was 42.0%, compared with 43.0% for the first half of 2014. Total staff increased 1% during the second quarter of 2015.

Non-Compensation Expenses

Non-compensation expenses were $3.53 billion for the second quarter of 2015, 48% higher than the second quarter of 2014 and 59% higher than the first quarter of 2015. The increase in non-compensation expenses compared with the second quarter of 2014 was due to significantly higher net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses. Net provisions for litigation and regulatory proceedings for the second quarter of 2015 were $1.45 billion compared with $284 million for the second quarter of 2014.

Provision for Taxes

The effective income tax rate for the first half of 2015 increased to 31.2% from 27.7% for the first quarter of 2015, as a result of estimated non-deductible provisions for mortgage-related litigation and regulatory matters, partially offset by a benefit related to the determination that certain non-U.S. earnings would be permanently reinvested abroad.

Capital

As of June 30, 2015, total capital was $257.91 billion, consisting of $87.65 billion in total shareholders’ equity (common shareholders’ equity of $76.45 billion and preferred stock of $11.20 billion) and $170.26 billion in unsecured long-term borrowings. As of June 30, 2015, the firm’s Standardized Common Equity Tier 1 ratio (5) was 11.8% (6) and the firm’s Basel III Advanced Common Equity Tier 1 ratio (5) was 12.5% (6), in each case reflecting the applicable transitional provisions. As of March 31, 2015, these ratios were 11.4% and 12.6%, respectively. The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 5.7% (6) as of June 30, 2015, compared with 5.3% as of March 31, 2015.

On April 23, 2015, the firm issued 80,000 shares of perpetual 5.375% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, for aggregate proceeds of $2.00 billion.

On July 15, 2015, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on September 29, 2015 to common shareholders of record on September 1, 2015.

During the quarter, the firm repurchased 1.2 million shares of its common stock at an average cost per share of $208.20, for a total cost of $245 million. The remaining share authorization under the firm’s existing repurchase program is 17.4 million shares. (9)

Book value per common share was $169.33 and tangible book value per common share (4) was $160.11, both essentially unchanged compared with the end of the first quarter of 2015. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 451.5 million as of June 30, 2015.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $860 billion (6) as of June 30, 2015, compared with $865 billion as of March 31, 2015.

•

The firm’s global core liquid assets (3) were $189 billion (6) as of June 30, 2015 and averaged $181 billion (6) for the second quarter of 2015, compared with an average of $175 billion for the first quarter of 2015.

•	Level 3 assets (10) were $32 billion (6) as of June 30, 2015, compared with $34 billion as of March 31, 2015, and represented 3.8% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 87422686 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	June 30, 2015	March 31, 2015	June 30, 2014	March 31, 2015	June 30, 2014
Investment Banking
Financial Advisory	$821	$961	$506	(15)%	62%

Equity underwriting	595	533	545	12	9
Debt underwriting	603	411	730	47	(17)

Total Underwriting	1,198	944	1,275	27	(6)

Total Investment Banking	2,019	1,905	1,781	6	13

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,604	3,134	2,223	(49)	(28)

Equities client execution	787	1,124	483	(30)	63
Commissions and fees	767	808	751	(5)	2
Securities services	443	393	373	13	19

Total Equities	1,997	2,325	1,607	(14)	24

Total Institutional Client Services	3,601	5,459	3,830	(34)	(6)

Investing & Lending
Equity securities	1,254	1,160	1,447	8	(13)
Debt securities and loans	547	509	625	7	(12)

Total Investing & Lending (8)	1,801	1,669	2,072	8	(13)

Investment Management
Management and other fees	1,245	1,194	1,203	4	3
Incentive fees	263	254	139	4	89
Transaction revenues	140	136	100	3	40

Total Investment Management	1,648	1,584	1,442	4	14

Total net revenues	$9,069	$10,617	$9,125	(15)	(1)

	Six Months Ended		% Change From
	June 30, 2015	June 30, 2014	June 30, 2014

Investment Banking
Financial Advisory	$1,782	$1,188	50%

Equity underwriting	1,128	982	15
Debt underwriting	1,014	1,390	(27)

Total Underwriting	2,142	2,372	(10)

Total Investment Banking	3,924	3,560	10

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	4,738	5,073	(7)

Equities client execution	1,911	899	113
Commissions and fees	1,575	1,579	—
Securities services	836	725	15

Total Equities	4,322	3,203	35

Total Institutional Client Services	9,060	8,276	9

Investing & Lending
Equity securities	2,414	2,354	3
Debt securities and loans	1,056	1,247	(15)

Total Investing & Lending (8)	3,470	3,601	(4)

Investment Management
Management and other fees	2,439	2,355	4
Incentive fees	517	443	17
Transaction revenues	276	218	27

Total Investment Management	3,232	3,016	7

Total net revenues	$19,686	$18,453	7

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	June 30, 2015	March 31, 2015	June 30, 2014	March 31, 2015	June 30, 2014
Revenues
Investment banking	$2,019	$1,905	$1,781	6%	13%
Investment management	1,566	1,503	1,378	4	14
Commissions and fees	805	853	786	(6)	2
Market making	2,309	3,925	2,185	(41)	6
Other principal transactions	1,707	1,572	1,995	9	(14)

Total non-interest revenues	8,406	9,758	8,125	(14)	3

Interest income	2,150	2,035	2,579	6	(17)
Interest expense	1,487	1,176	1,579	26	(6)

Net interest income	663	859	1,000	(23)	(34)

Net revenues, including net interest income	9,069	10,617	9,125	(15)	(1)

Operating expenses
Compensation and benefits	3,809	4,459	3,924	(15)	(3)

Brokerage, clearing, exchange and distribution fees	647	638	613	1	6
Market development	147	139	141	6	4
Communications and technology	203	198	186	3	9
Depreciation and amortization	265	219	294	21	(10)
Occupancy	186	204	205	(9)	(9)
Professional fees	250	211	224	18	12
Other expenses	1,836	615	717	199	156

Total non-compensation expenses	3,534	2,224	2,380	59	48

Total operating expenses	7,343	6,683	6,304	10	16

Pre-tax earnings	1,726	3,934	2,821	(56)	(39)
Provision for taxes	678	1,090	784	(38)	(14)

Net earnings	1,048	2,844	2,037	(63)	(49)

Preferred stock dividends	132	96	84	38	57

Net earnings applicable to common shareholders	$916	$2,748	$1,953	(67)	(53)

Earnings per common share
Basic (11)	$2.01	$6.05	$4.21	(67)%	(52)%
Diluted	1.98	5.94	4.10	(67)	(52)

Average common shares outstanding
Basic	451.4	453.3	461.7	—	(2)
Diluted	461.6	462.9	475.9	—	(3)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,900	34,400	32,400	1	8

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Six Months Ended		% Change From
	June 30, 2015	June 30, 2014	June 30, 2014
Revenues
Investment banking	$3,924	$3,560	10%
Investment management	3,069	2,876	7
Commissions and fees	1,658	1,658	—
Market making	6,234	4,824	29
Other principal transactions	3,279	3,498	(6)

Total non-interest revenues	18,164	16,416	11

Interest income	4,185	5,173	(19)
Interest expense	2,663	3,136	(15)

Net interest income	1,522	2,037	(25)

Net revenues, including net interest income	19,686	18,453	7

Operating expenses
Compensation and benefits	8,268	7,935	4

Brokerage, clearing, exchange and distribution fees	1,285	1,208	6
Market development	286	279	3
Communications and technology	401	386	4
Depreciation and amortization	484	684	(29)
Occupancy	390	415	(6)
Professional fees	461	436	6
Other expenses	2,451	1,268	93

Total non-compensation expenses	5,758	4,676	23

Total operating expenses	14,026	12,611	11

Pre-tax earnings	5,660	5,842	(3)
Provision for taxes	1,768	1,772	—

Net earnings	3,892	4,070	(4)

Preferred stock dividends	228	168	36

Net earnings applicable to common shareholders	$3,664	$3,902	(6)

Earnings per common share
Basic (11)	$8.07	$8.36	(3)%
Diluted	7.93	8.13	(2)

Average common shares outstanding
Basic	452.3	465.1	(3)
Diluted	462.1	480.1	(4)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Risk Categories
Interest rates	$46	$53	$58
Equity prices	28	24	26
Currency rates	30	30	16
Commodity prices	19	28	21
Diversification effect	(46)	(54)	(44)

Total	$77	$81	$77

Assets Under Supervision (3) $ in billions

	As of				% Change From
	June 30, 2015	March 31, 2015	June 30, 2014		March 31, 2015	June 30, 2014
Assets under management	$1,032	$1,029	$1,007		—%	2%
Other client assets	150	148	135		1	11

Assets under supervision (AUS)	$1,182	$1,177	$1,142		—	4

Asset Class
Alternative investments	$145	$142	$147		2%	(1)%
Equity	249	247	231		1	8
Fixed income	525	519	516		1	2

Long-term AUS	919	908	894		1	3

Liquidity products	263	269	248		(2)	6

Total AUS	$1,182	$1,177	$1,142		—	4

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014

Balance, beginning of period	$1,177	$1,178	$1,083

Net inflows / (outflows)
Alternative investments	2	(2)	—
Equity	2	5	—
Fixed income	10	4	21

Long-term AUS net inflows / (outflows)	14	7	21

Liquidity products	(6)	(14)	15

Total AUS net inflows / (outflows)	8	(7)	36	(12)

Net market appreciation / (depreciation)	(3)	6	23

Balance, end of period	$1,182	$1,177	$1,142

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015

Total shareholders’ equity	$86,902	$85,524
Preferred stock	(10,700)	(10,057)

Common shareholders’ equity	$76,202	$75,467

(2)	Thomson Reuters — January 1, 2015 through June 30, 2015.

(3)

For information about the firm’s assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations,” “Equity Capital Management and Regulatory Capital,” “Liquidity Risk Management” and “Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2015.

(4)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	June 30, 2015

Total shareholders’ equity	$87,654
Preferred stock	(11,200)

Common shareholders’ equity	76,454
Goodwill and identifiable intangible assets	(4,166)

Tangible common shareholders’ equity	$72,288

(5)

The lower of the ratios computed in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of June 30, 2015, Common Equity Tier 1 was $71.8 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $608 billion and $574 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2015.

(6)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

(7)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For information about the firm’s investment banking transaction backlog, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2015.

(8)

Net revenues related to the firm’s consolidated investments, previously reported in other net revenues within Investing & Lending, are now reported in equity securities and debt securities and loans, as results from these activities ($84 million and $166 million for the three and six months ended June 30, 2015, respectively) are no longer significant due to the sale of Metro International Trade Services in the fourth quarter of 2014. Reclassifications have been made to previously reported amounts to conform to the current presentation.

(9)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(10)

In June 2015, the firm adopted ASU No. 2015–07, “Fair Value Measurement (Topic 820) — Disclosures for Investments in Certain Entities That Calculate Net Asset Value (NAV) per Share (or Its Equivalent),” which removes the requirement to include investments for which the fair value is measured at NAV using the practical expedient in the fair value hierarchy. As required, reclassifications have been made to previously reported amounts to conform to the current presentation. For further information about ASU No. 2015–07, see Note 3. “Significant Accounting Policies” in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2015.

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.02, $0.01 and $0.02 for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively, and $0.03 for both the six months ended June 30, 2015 and June 30, 2014.

(12)

Includes $11 billion of fixed income asset inflows in connection with the acquisition of Deutsche Asset & Wealth Management’s stable value business and $6 billion of liquidity products inflows in connection with the acquisition of RBS Asset Management’s money market funds for the three months ended June 30, 2014.